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                     July 21, 2023

       Nicole LaBrosse
       Senior Vice President and Chief Financial Officer
       Halozyme Therapeutics, Inc.
       12390 El Camino Real
       San Diego, CA 92130

                                                        Re: Halozyme
Therapeutics, Inc
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 21,
2023
                                                            File No. 001-32335

       Dear Nicole LaBrosse:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences